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Exhibit 5.1

[Letterhead of Bracewell & Giuliani LLP]

May 17, 2011

Venoco, Inc.
370 17th Street, Suite 3900
Denver, Colorado 80202-1370

Ladies and Gentlemen:

        We have acted as special counsel to Venoco, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-4 filed by the Company with the Commission on May 17, 2011 (the "Registration Statement"), relating to the registration of the offer by the Company to exchange up to $500,000,000 aggregate principal amount of its 8 7/8% Senior Notes due 2019 (the "New Notes") for its existing 8 7/8% Senior Notes due 2019 (the "Old Notes"). The New Notes will be unconditionally guaranteed as to the payment of principal, premium and interest (the "Guarantees") by Whittier Pipeline Corporation, a Delaware corporation, TexCal Energy (LP) LLC, a Delaware limited liability company, TexCal Energy (GP) LLC, a Delaware limited liability company, and TexCal Energy South Texas L.P., a Texas limited partnership (the "Guarantors"). The New Notes will be issued under an Indenture, dated as of February 15, 2011 (the "Indenture"), by and among the Company, the Guarantors, and U.S. Bank National Association, as trustee (the "Trustee"). At your request, this opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act for filing as an exhibit to the Registration Statement.

        In connection with rendering this opinion, we have examined originals or copies of (1) the Registration Statement, including the form of the prospectus included therein, (2) the Indenture, including the forms of the notes attached as exhibits thereto, (3) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement, and (4) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We have also assumed, with your approval, that (a) the Indenture has been duly authorized, executed and delivered by the Trustee and (ii) the New Notes will conform to the form thereof attached as an Exhibit to the Indenture.

        In connection with this opinion, we have assumed that the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

        Based on the foregoing, and subject to the limitations, exceptions, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that when (a) the Registration Statement becomes effective under the Securities Act, (b) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (c) the New Notes have been exchanged for Old Notes in the manner described in the Registration Statement, including the prospectus included therein, (d) the New Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, and (e) any applicable provisions of any "blue sky" laws have been complied with, the New Notes and the Guarantees will constitute valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors in accordance with their terms.

        We express no opinion concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based on negligence or any violation of federal or state securities laws or (c) the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        The foregoing opinions are based on and are limited to the contract laws of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act, the Texas Revised Limited Partnership Act and the relevant federal law of the United States of America, and we render no opinion with respect to any other laws or the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,
/s/ Bracewell & Giuliani LLP
Bracewell & Giuliani LLP

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  Exhibit 5.1